Exhibit 99.1
PRESS RELEASE

Beta Systems and Proginet Strengthen Core Competencies with Strategic Technology Exchange

●	Companies make strategic move by streamlining security product portfolio
●	Agreement sees exchange of rights to Beta Systems’ Harbor products and Proginet’s Secur products
●	Beta Systems to become exclusive distributor and service provider for Proginet’s expanded file transfer product suite in Europe

Berlin/New York – November 3, 2008 – Beta Systems Software AG and Proginet Corporation today announced an agreement whereby the companies have streamlined their security product portfolios while strengthening their respective core competencies in identity management and secure file transfer. Under the terms of the agreement, Proginet has transferred all intellectual property rights to its SecurPass product to Beta Systems, and has licensed to Beta Systems the intellectual property rights to its SecurAccess and SecurForce security products. Proginet is also transferring to Beta Systems various customer, maintenance, and service contracts associated with these products. Beta Systems, in turn, has transferred to Proginet all of the intellectual property rights to its Harbor NSM and Harbor HFT file transfer products, and is transferring various associated customer, maintenance, and service contracts. In addition, Beta Systems has become the exclusive distributor for Proginet’s complete file transfer portfolio in Europe. This includes the transferred Harbor NSM and Harbor HFT file transfer products.

The SecurPass and SecurAccess products offer comprehensive password synchronization and self-service management features that help companies manage their security processes in a highly efficient manner. SecurForce facilitates host-based Web authentication and user rights assignment. The Harbor NSM and Harbor HFT products offer multi-platform network storage management and file transfer capabilities that enable organizations to optimize their IT operations with high speed, fiber channel communications.

“This strategic product exchange expands Beta Systems’ identity management business by complementing our existing SAM Jupiter product suite,” said Kamyar Niroumand, CEO of Beta Systems Software AG. “Beta Systems receives many benefits as a result of this deal. Not only have we added strong products to our identity management offering, we have also increased our customer base in North America by more than a hundred customers. This greatly expands the customer potential for our entire portfolio.”

“This is a very strategic technology exchange and it’s a great deal for both companies,” commented Sandy Weil, Proginet’s President and CEO. “It enables two major players in their respective industries to strengthen their security solution offerings while bringing greater focus to their core lines of business. The benefits to Proginet are clear,” he added. “First, it enables us to more fully focus on secure file transfer, which is our core competency and where we have the strongest competitive hand. Second, the Harbor products allow us to round out our high-end secure file transfer portfolio by adding fiber channel, ultra high speed communications to the CFI Suite. We’ve already established a leadership position in secure global file delivery; this extends our value proposition to deep inside the data center where lightning-fast backup and restores become critical for an organization.”

Secure file transfer and storage customers in Europe will be supported by Beta Systems while Proginet will support secure file transfer and storage customers in North America and other global territories.

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About Proginet Corporation
Proginet Corporation offers a universal, multi-platform software solution for fast, inexpensive and secure file transfers both inside and outside the enterprise. Proginet’s CyberFusion Integration Suite (CFI)® is used by companies of all sizes to conduct business more efficiently while protecting customer data and limiting the risks associated with sharing proprietary information with partners and colleagues around the globe. With over 20 years of experience in the managed file transfer arena, Proginet has built a customer base of over 400 companies spanning 30 countries. Headquartered in New York, the company is publicly traded under the symbol [OTCBB: PRGF.OB]. For more information, visit www.proginet.com.

Proginet Press Contact
John F. Lynch
Proginet Corporation
(516) 535-3651
jlynch@proginet.com

Beta Systems Software AG – Agility Integrated
Beta Systems Software AG (Prime Standard: BSS, ISIN DE0005224406) develops high-quality software products and solutions for the safe and reliable processing of large quantities of data. The core business segments of Beta Systems comprise document processing and IT user management, data center services as well as compliance solutions. Also, the Beta 4Agility Suite offers large corporations new integration products to make their IT and business processes more agile. The solution simplifies automation of data and document processing and increases the IT’s overall security and performance.

Beta Systems was founded in 1983, has been listed on the stock exchange since 1997 and employs a staff of more than 600. Company headquarters are located in Berlin. Beta Systems is an internationally active company with competence centers in Augsburg, Cologne and Calgary as well as 18 affiliated companies and numerous partner businesses. Beta Systems’ global customer base of more than 1,300 customers with over 3,000 operating installations includes major corporations in the fields of financial services, general industry and IT services in Germany, Europe and the USA.

For more information on the company and its products, visit www.betasystems.com.

Beta Systems Press Contact
Company contact:
Beta Systems Software AG
Thomas grosse Osterhues
Senior Manager Corporate Communications
Tel.: +49 (0)30 726 118-570
Fax: +49 (0)30 726 118-881
E-mail: thomas.osterhues@betasystems.com
Agency contact: HBI PR & MarCom GmbH Alexandra Osmani, Alexandra Janetzko Tel.: +49 (0)89 99 38 87-37/-32 Fax: +49 (0)89 930 24 45 E-mail: alexandra_osmani@hbi.de E-mail: alexandra_janetzko@hbi.de

Disclaimer
This press release may contain forward-looking information within the meaning of Section 29A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbors under those sections. In some cases, you can identify forward-looking statements by terminology such as “expect,” “believe,” “may,” “will,” “plans” and “anticipate,” or the negative of such terms or comparable terminology. Forward-looking statements appearing herein include statements concerning operating and profitability plans and goals and are based on current expectations.